Exhibit 99.1

NEWS RELEASE

For Release:  FOR IMMEDIATE RELEASE

Contact:	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA DECLARES A THREE-FOR-ONE STOCK SPLIT AND INCREASES DIVIDEND

PHILADELPHIA, April 25, 2007 -- CIGNA Corporation (NYSE: CI) today announced that its Board of Directors has declared a three-for-one stock split, in the form of a stock dividend, of the company’s common shares.

All shareholders of record at the close of business on May 21, 2007, will receive a dividend of two additional shares of CIGNA common stock for each share held on that date. The additional shares of common stock will be distributed to shareholders of record on June 4, 2007 by the company’s transfer agent, Mellon Investor Services.

The company also announced that the Board of Directors authorized a 20 percent increase in the current dividend rate and declared a quarterly cash dividend payable on July 10, 2007 to shareholders of record on June 12, 2007. The quarterly dividend amount, after giving effect to the new dividend rate and the stock dividend, will be $0.01 per common share.

“These actions reflect CIGNA's confidence in the company's future and its desire to broaden the market for the company's stock,” said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation.

Frequently asked questions regarding the stock split are available on CIGNA’s web site in the Investor Relations, CIGNA Stock Information section (http://cigna.com/about_us/investor_relations/stock_info.html).

CIGNA Corporation and its subsidiaries constitute one of the largest investor owned health and related benefits organizations in the United States. Its subsidiaries are major providers of health and related benefits offered through the workplace, including health care products and services, group life, accident and disability insurance. As of December 31, 2006, CIGNA Corp. and its subsidiaries had shareholders’ equity of $4.3 billion. Full year 2006 revenues totaled $16.5 billion. Web site: http://www.cigna.com/.